Exhibit 10.15
GROSS-UP AGREEMENT
THIS GROSS-UP AGREEMENT (this “Agreement”) is made as of ______________ (the “Effective Date”), by and between BellRing Brands, Inc., a Delaware corporation (the “Company” and together with its subsidiaries, successors, or affiliates, the “Company Group”) and _______________ (“Employee”). Each party hereto is individually referred to as a “Party” and collectively referred to as the “Parties.” Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the BellRing Brands, Inc. 2019 Long-Term Incentive Plan, as amended.
WHEREAS, Section 4999 of the Code imposes an excise tax on certain payments called “excess parachutes payments” (as determined pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) that are made in connection with a transaction (or series of transactions) to which Section 280G of the Code applies (a “Transaction”) and such excise Tax is in addition to any other taxes that Employee may owe with respect to a payment, including income taxes and employment taxes; and
WHEREAS, in anticipation of the possibility of the imposition of an excise tax to Employee, and in consideration for Employee’s continued services to the Company, the Parties hereto agree to execute this Agreement to provide for the rights and obligations set forth herein.
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Gross-Up.

(a)In the event that it shall be determined that, for any taxable year, Employee would be subject to an excise tax under Section 4999 of the Code or other substitute or similar tax assessment (the “Excise Tax”) as a result of any payment (including, without limitation, any acceleration of vesting of any equity or equity-based awards, severance payments or any payments made pursuant to any benefit plan of the Company applicable to Employee individually or generally to employees of the Company) or distribution to or for the benefit of Employee from the Company Group (the “Payment”), the Company will pay, or cause to be paid, to or on behalf of Employee an additional amount (the “Gross-Up Payment”). The Gross-Up Payment will be an amount such that the net amount that Employee retains, after deduction of (i) the Excise Tax on the Payments, (ii) any federal, state, and local income tax and the Excise Tax upon the Gross-Up Payment, and (iii) any interest, penalties, or additions to tax payable by Employee with respect thereto, will be equal to the total present value (determined under Section 280G(d)(4) of the Code) of the Payments at the time such Payments are to be made, as determined by the Company in good faith. The Gross-Up Payments are subject to tax withholding, and all or a portion may be withheld and paid over to the Internal Revenue Service (the “IRS”) or any other applicable taxing authority for Employee’s benefit at the time when the Excise Tax is required to be withheld from any Payment to Employee.

(b)Subject to the provisions of this Section 1(b), all determinations required to be made under this Section 1, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by, at the Company’s discretion, either Golden Parachute Tax Solutions, LLC or a nationally recognized certified accounting firm designated jointly by the Company and Employee (in either case, the “Consultant”). If the Company electes to engage a nationally recognized certified accounting firm and the Company and Employee are unable to designate jointly the accounting firm, then the firm shall be the accounting firm used by the Company at the time of the transaction giving rise to the Excise Tax. The Consultant shall provide detailed supporting calculations to the Parties within 20 business days following the consummation of a Transaction and within 20 business days following Employee’s receipt of any other Payment (provided, that no additional report shall be provided for each payment of COBRA premiums, unless the cost of such premiums changes). All fees and expenses of the Consultant shall be borne solely by the Company. For purposes of making the calculations required by this Section 1, the Consultant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Consultant hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 1(c) and Employee thereafter is required to make a payment of any Excise Tax, the Consultant shall determine the amount of the Underpayment that has occurred and any such Underpayment plus any applicable interest or penalties, and such amount shall be paid within 10 days of such determination by the Company to the IRS or any other applicable taxing authority for Employee’s benefit.

(c)Employee shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim Employee shall:
(i)    give the Company any information reasonably requested by the Company relating to such claim,
(ii)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by any attorney reasonably selected by the Company,

(iii)    cooperate with the Company in good faith in order effectively to contest such claim, and
(iv)    permit the Company to participate in any proceeding relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 1(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of statue of limitations relating to payment of taxes for Employee’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.
(d)If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 1(b) or Section 1(c), Employee becomes entitled to receive, and receives, any refund with respect to such claim, Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(e)If it is established pursuant to a final determination of a court or an IRS proceeding that the Excise Tax is less than the amount previously taken into account under this Agreement, Employee will repay the Company the portion of the Gross-Up Payment attributable to such reduction plus any interest received by Employee pursuant to such final determination or from the IRS on the amount of such repayment; provided that if any such amount has been paid by Employee as an Excise Tax or other tax, Employee will cooperate with the Company in seeking a refund of any tax overpayments, and Employee will not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to Employee. Employee will make the repayment to the Company no later than 30 days after Employee’s receipt of notice of such final determination or, if Employee paid such amounts to the IRS, 30 days after Employee receive a refund of such amounts from the IRS, if later.

2.Definitions. For purposes of this Agreement, the capitalized terms shall have the following meanings:

(a)“Cause” shall mean (i) in the case where there is no employment agreement, consulting agreement, severance and change in control agreement or similar agreement in effect between any member of the Company Group and Employee at the time of the grant of this Agreement (or where there is such an agreement but it does not define Cause (or words of like import)), termination due to (x) Employee’s conviction of a crime, the circumstances of which involve fraud, embezzlement, misappropriation of funds, dishonesty or moral turpitude, and which is substantially related to the circumstances of Employee’s duties; (y) Employee’s conviction of a crime, the circumstances of which involve federal or state securities laws; or (z) Employee’s falsification of any records of any member of the Company Group; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company and Employee at the time of the award of this Agreement that defines Cause (or words of like import), Cause as defined under such agreement. With respect to a termination of directorship, Cause means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

(b)“Good Reason” shall have the meaning set forth in any employment agreement, consulting agreement, severance and change in control agreement or similar agreement in effect between the Company and Employee at the time of the award of this Agreement that defines Good Reason (or words of like import).

3.Taxes. The Company Group may withhold from any payments made under this Agreement applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that no member of the Company Group has provided any tax advice to Employee in connection with this Agreement and Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments and benefits that may be made to Employee pursuant to this Agreement.

4.No Obligation to Proceed with Transaction; No Agreement Absent Transaction. Employee acknowledges and understands that the Company retains sole discretion to determine if and when to proceed with a Transaction and the terms and conditions upon which any such Transaction will be affected. Nothing contained herein shall obligate the Company, or any other person or entity, to pursue a Transaction now or at any other time. In the event that (i) the a Transaction is not consummated prior to the seventh (7th) anniversary of the Effective Date, or (ii) Employee is terminated by the Company for Cause or Employee tenders a notice of resignation without Good Reason, this Agreement shall be null and void without further action by either Party hereto.

5.Confidentiality. Employee agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement (including the existence or terms of any Transaction) and will not reveal, or disseminate by publication in any manner whatsoever, this document or any matters pertaining to it to any other person (in the broadest sense of the term), including without limitation any past or present employee, officer, or director of the Company or its affiliates or any media representative, except as required by legal process. This confidentiality provision does not apply to communications necessary between immediate family members, legal and financial planners or tax preparers. However, Employee shall ensure that such individuals also uphold the confidentiality of this Agreement and will be responsible for any breach of confidentiality by such individuals as if it is a breach of this Agreement by Employee.

6.No Right to Employment or Other Status; Non-Alienation. Nothing in this Agreement shall be construed as giving Employee the right to continued employment or any other relationship with the Company Group. The obligation to pay the Gross-Up Payment shall at all times be an unfunded and unsecured obligation of the Company.

7.Remedies. Employee understands and agrees that if Employee breaches any term of this Agreement, including, without limitation, any obligation under Section 5, Employee shall be subject, upon petition to any court of competent jurisdiction, to any remedy available to the Company at law or in equity, including disgorgement and recoupment of the Gross-Up Payment and payment of all reasonable attorneys’ fees and costs incurred by the Company.

8.Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and the Company’s or a related entity’s successors and assigns, including any direct or indirect successor by purchase, merger, consolidation, reorganization, liquidation, dissolution, winding up or otherwise with respect to all or substantially all of the business or assets of the Company, and Employee’s spouse, heirs, and personal and legal representatives.

9.Governing Law; Waiver of Jury Trial. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its choice of law rules. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
10.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

11.Entire Agreement. This Agreement contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions by and between Employee and the Company with respect to the subject matter hereof, including any provision in any other written agreement between

Employee and any member of the Company Group that provides for a reduction in Payments in order to avoid the imposition of the Excise Tax, including, without limitation pursuant to the [LTIP and CIC Agreement]. In executing this Agreement, neither Party relies on any term, condition, promise, or representation other than those expressed in this Agreement.

12.Amendment. This Agreement may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board; provided, however, that no such amendment, termination or discontinuance shall, without Employee’s consent, adversely affect Employee that has undergone a termination of employment prior to the effective date of any such amendment, termination or discontinuance; provided further that following (i) the date the Company has entered into an agreement the consummation of which would result in a Transaction (until such time as the Transaction occurs or such agreement is terminated) or (ii) a Transaction, this Agreement may not be amended, terminated or discontinued in whole or in part without the written consent of Employee.

13.Section 409A. The intent of the Parties is that payments and benefits under this Agreement be exempt from or otherwise comply with Section 409A the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. The Gross-up Payment and any other compensation under this Agreement will be made no later than the date specified under Treasury Regulation section 1.409A-3(i)(1)(v). Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service (or, if earlier, death).  To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

[Signature pages follow]

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated above:

                        BellRing Brands, Inc.

                        By:
                        Name:
Title:

EMPLOYEE

[Signature Page to Gross-Up Agreement]